EXHIBIT 6.49



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Rangrucktrittsvereinbarung nebst bedingtem               Agreement of Subordination in Priority
        Forderungsverzicht                               in Association with a Conditional Waiver of Claim

                                                         The following Agreement is made between
Zwischen

Fa. iQ Power Technology Inc.,                            iQ Power  Technology Inc., with head office
geschaftsansassig  in 1111 Hastings                      in 1111 West Hastings Street, Suite  708-A,
Street, Suite 708-A, Vancouver, British                  Vancouver, British Columbia, Canada
Columbia, Kanada

 -im folgenden Darlehensgeber genannt-                     -hereinafter referred to as Lender-

und                                                      and

Fa. iQ Battery Research & Development                    iQ Battery Research & Development
GmbH,  Niederwaldstr. 3, 09123 Chemnitz                  GmbH, Niederwaldstr. 3, 09123 Chemnitz

 -im folgenden Gesellschaft genannt-                       -hereinafter referred to as Company-


wird hiermit nachfolgende Vereinbarung geschlossen:        1.


1. Der Darlehensgeber hat derGesellschaft                  1.  As  shown  by the  list  (headed:
   ausweislich der aus der Buchhaltung des                    "Ledger:  Loans to iQ  Germany") evidenced to be
   Darlehensgebers stammenden und                              taken  from the Company's
   dieser Vereinbarung als Anlage 1 in                         bookkeeping, a copy of which is
   Kopie beigefugten Aufstellung (die mit                      enclosed to this Agreement as Annex 1,
   "Ledger:  Loans to iQ  Germany"                             the Lender made available to the
   uberschrieben ist) im  Zeitraum  vom                        Company a total amount of
   01.01.1996  bis  31.12.2000 einen                           US$ 4,762,150.29 within the period
   Gesamtbetrag  in Hohe  von                                  from Jan. 1, 1996 to Dec.  31,  2000.
   US$4.762.150,29 zur Verfugung gestellt.                     From that total amount of
   Von diesem Gesamtbetrag von                                 US$4,762,150.29, the Lender made
   US$4,762,150.29 hat der Darlehens-                          available to the Company as a loan at
   geber der Gesellschaft zumindest den in                     least the amount of DM 2,466,027.09
   der Bilanz der Gesellschaft per                             as stated in the balance sheet of
   29.12.2000 als "7. Sonstige Verbind                         the Company as at Dec. 29,  2000  in  item
   lichkeiten" genannten Betrag von                            "7.  Further  Liabilities".  Hereby the
   DM 2.466.027,09 als Darlehen zur                            Lender subordinates the priority of any
   Verfugung gestellt.  Der  Darlehensgeber                    and all of its claims against the
   tritt hiermit mit samtlichen seiner                         Company resulting from the granting in
   Forderungen gegen die Gesellschaft aus                      form of a loan of the funds stated in the
   der darlehensweisen Hingabe dieses in                       balance sheet of the Company as at
   der Bilanz der Gesellschaft per                             Dec. 29, 2000 amounting to
   29.12.2000 ausgewiesenen Betrages                           DM 2,466,027.09, especially including
   von DM 2.466,027,09, insbesondere                           redemption, interest and costs, in
   einschlie(beta)lich Tilgung, Zinsen und                     favour of all present and future creditors
   Kosten, zugunsten aller gegenwartigen                       of the Company, to the extent that such
   und kunftigen Glaubiger der Gesellschaft                    claims shall only be due out of any
   im Rang zuruck, indem diese For-                            future net profit, or any  other assets
   derungen lediglich aus einem kunftigen                      exceeding the other liabilities of the
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   Bilanzgewinn oder aus einem sonstigen                       Company, or any assets remaining
   die Verbindlichkeiten der Gesellschaft                      upon liquidation.
   ubersteigenden Vermogen oder aus
   einem Liquidationsuberschu(beta) zu leisten
   sind.

   Der Darlehensgeber verpflichtet sich,                       The Lender agrees not to assert the
   diese eben genannten  Forderungen                           aforementioned claims (i.e. all the
   (d.h. also samtliche Forderungen des                        claims of the Lender against the
   Darlehensgebers gegen die Gesell-                           Company resulting from the granting in
   schaft aus der darlehensweisen                              form of a loan of the amount of
   Hingabe desin der Bilanz der                                DM 2,466,027.09 as shown in the
   Gesellschaft per 29.12.2000 als  "7.                        balance sheet of the Company as at
   Sonstige Verbindlichkeiten" ausgewies-                      Dec.  29, 2000 in item "7.  Further
   enen Betrages von DM 2.466.027,09)                          Liabilities") against the Company for
   gegenuber derGesellschaft solange                           such period of time in which the partial
   nicht geltend zu machen, wie die                            or total settlement of the said claims
   teilweise oder vollstandige Befriedigung                    would result in a mathematical excess
   dieser Forderungen zu einer rech-                           of liabilities over assets of the Company
   nerischen Uberschuldung der Gesell-                         in the meaning of Sec. 19 (II.) sentence
   schaft i.S. von ss.19 II, S.1 der                           1 of the Insolvenzordnung (InsO /
   Insolvenzordnung (InsO) fuhrt.                              German Insolvency Act).


2. Diese samtlichen Forderungen des                            The entire claims of the Lender against
   Darlehensgebers gegen die Gesellschaft                      the Company resulting from the
   von  DM 2.466.027,09,  die aus der                          granting in form of a loan of the amount
   darlehensweisen  Hingabe  resultieren                       of DM 2,466,027.09 as shown in the
   und in der Bilanz der Gesellschaft per                      balance sheet of the Company as at
   29.12.2000 als "7.  Sonstige                                Dec. 29, 2000 in item "7. Further
   Verbindlichkeiten" ausgewiesen sind,                        Liabilities" shall expire by release on
   erloschen durch Erla(beta)mit Eroffnung des                 the institution of insolvency proceedings
   Insolvenzverfahrens uber das Vermogen                       against the assets of the Company, or
   derGesellschaft oder mit Abweisung                          on the dismissal of such insolvency
   eines solchen Insolvenzverfahrens                           proceedings due to insufficient assets.
   mangels Masse.


Vancouver, den 2 Mai 2001                                      Vancouver, May 2, 2001 (date)

/s/ Peter E. Braun                                              /s/ Peter E. Braun
---------------------------                                     ---------------------------
     (Darlehensgeber)                                                   (Lender)


Chemnitz, den 2 Mai 2001                                       Chemnitz May 2, 2001 (date)


/s/ Peter E. Braun                                              /s/ Peter E. Braun
---------------------------                                     ---------------------------
     (Gesellschaft)                                                     (Company)

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